Exhibit 10.28
M/I HOMES, INC.
2018 LONG-TERM INCENTIVE PLAN
RESTRICTED SHARE UNIT AWARD AGREEMENT
M/I Homes, Inc. (the “Company”) hereby grants to the undersigned Participant the following Restricted Share Units Award (“RSUs”) pursuant to the terms and conditions of the M/I Homes, Inc. 2018 Long-Term Incentive Plan (the “Plan”) and this Restricted Share Unit Award Agreement (this “Award Agreement”). The RSUs constitute an Other Stock-Based Award under the Plan.

1. Name of Participant: ______________________________

2. Grant Date: ______________________________ (the “Grant Date”)

3. Number of RSUs Granted: ____________________

4. Vesting:	Except as otherwise provided in this Award Agreement, one-third of the RSUs will vest on each of the first, second and third anniversaries of the Grant Date only if and to the extent that the Participant is employed with the Company or any Affiliate on the applicable anniversary date (each anniversary a “Vesting Date”). Any RSUs that do not vest pursuant to the provisions of this Section 4 or the provisions of Section 6 or Section 7 of this Award Agreement will be forfeited.

5. Settlement:	Except as otherwise provided herein, to the extent an RSU vests on a Vesting Date under Section 4, in connection with the Participant’s termination due to death, Disability or Retirement under Section 6 or in connection with a Change in Control under Section 7 of this Award Agreement, the Participant (or, in the event of the Participant’s death, the Participant’s beneficiary) will receive one (1) Share for each RSU that vests in accordance with Sections 4, 6 or 7 of this Award Agreement (plus one Share for each additional RSU, if any, that has accrued under Section 8.B. of this Award Agreement); provided, however, that any fractional RSU will be cancelled without any consideration to the Participant.. RSUs settled under this Award Agreement are intended to be exempt from Code Section 409A under the exemption for short term deferrals. Accordingly, RSUs will be settled in Shares no later than the 15th day of the third month following the applicable Vesting Date or accelerated vesting trigger date (the “Settlement Date”).

6. Death, Disability or Retirement:	If the Participant’s service as an Employee terminates by reason of death, Disability or Retirement before the Vesting Date, then the number of RSUs that would have vested had the Participant remained an Employee until the Vesting Date shall become vested, in the case of death, on the date of the Participant’s death and, in the case of Disability or Retirement, on the date of the Participant’s separation from service as an Employee as a result of such Disability or Retirement. Such RSUs will be settled at the time and in the manner described in Section 5 above. For purposes of this Section 6, “Retirement” shall mean the Participant’s separation from service (other than for Cause) on or after the date on which the sum of the Participant’s years of service with the Company and its Affiliates plus the Participant’s age is equal to or greater than seventy (70); provided that the Participant has attained the age of fifty-five (55) and provided further that the Participant has worked through a date specified (or such other date as agreed to by the Company) in a written notice of proposed Retirement provided by the Participant to the Company at least two (2) months before the proposed Retirement date.

7. Change in Control:	In the event of a Change in Control before the Vesting Date, the number of RSUs that would have vested on the Vesting Date shall become vested on the date of the Change in Control. Such RSUs will be settled in accordance with the provisions of Section 5 above.

8. Shareholder Rights:

A. Voting:	The Participant will not be entitled to exercise any voting rights associated with the Shares underlying the RSUs prior to the settlement of the RSUs on the Settlement Date.

B. Dividends:	If any cash dividend is declared and paid after the Grant Date but prior to the Settlement Date with respect to the Shares underlying the RSUs then held by the Participant under this Award Agreement, the Participant will be credited with that number of additional RSUs equal to the quotient of (i) the product of (a) the number of RSUs then held by the Participant under this Award Agreement, multiplied by (b) the amount of the cash dividend paid per Share, divided by (ii) the Fair Market Value of a Share on the date the dividend is paid; provided, however, that payment of any dividend credited pursuant to this Section 8.B. will be subject to the same terms, conditions and restrictions as the RSUs and, in no event, will any such dividend be paid unless and until the RSUs have vested pursuant to Sections 4, 6 or 7 of this Award Agreement.

9. Conditions:	The Company’s obligation to deliver Shares upon the settlement of a vested RSU is subject to the satisfaction of the following conditions: (A) the Participant is not, at the time of settlement, in material breach of any of the Participant’s obligations under this Award Agreement, or under any other agreement with the Company or any Affiliate; (B) no preliminary or permanent injunction or other order against the delivery of the Shares issued by a federal or state court of competent jurisdiction in the United States shall be in effect; (C) there shall not be in effect any federal or state law, rule or regulation which prevents or delays delivery of the Shares or payment, as appropriate; and (D) the Participant shall confirm any factual matters reasonably requested by the Committee, the Company or counsel for the Company.

10. Participant Covenants:	In consideration for the grant of the RSUs, the Participant hereby covenants and agrees as follows:

A.    The Participant shall not at any time, directly or indirectly, disclose to any other person, corporation, partnership, proprietorship or other business enterprise, or otherwise use any “Data of a Confidential Nature” except in the performance of the Participant’s duties as an Employee of the Company or any of its Affiliates with respect to the business of the Company and its Affiliates. The Participant agrees that all Company and Affiliate materials evidencing, reflecting or containing “Data of a Confidential Nature” are and shall remain the sole and exclusive property of the Company and its Affiliates and all such materials, including, but not limited to, records, drawings, blueprints, manuals, brochures, pamphlets and all other materials will be returned to the Company. As used herein “Data of a Confidential Nature” includes, but is not limited to, cost, price and customer data, any information on land acquisition programs, information on the Company’s or any Affiliate’s plans to acquire new properties or business, information on the Company’s or any Affiliate’s compensation programs, information regarding relocations of existing facilities, new properties or business, major changes in organization, competitive bid information, prices paid or received for goods or services, processes, plans, methods of doing business, special needs of customers, or any other information or data which if published, released or otherwise disseminated might be used to the detriment of the Company, its Affiliates or their management or affect their ability to transact business.

B.    The Participant shall not, at any time, directly or indirectly, or in concert with any other person, corporation, partnership, proprietorship or other business enterprise: (i) induce or attempt to induce any employee or agent of the Company or any of its Affiliates to leave the employ of the Company or any of its Affiliates; or (ii) employ (or engage to act, directly or indirectly, as an independent contractor or agent) any employee or agent of the Company or any of its Affiliates within six months following termination of such employee’s employment or of such agent’s agency with the Company or any of its Affiliates.

C.    In the event that any covenant set forth in subsection B. shall be determined by a court of competent jurisdiction to be unenforceable because it extends over too great a period of time, or for any other reason, such covenant shall be interpreted to extend only over the maximum period of other restrictions to which they may be enforceable.

D. The covenants set forth in subsections A. and B. shall remain in effect regardless of whether the Participant becomes vested in the Shares of Restricted Stock.

The Participant acknowledges that a breach of any covenant set forth in this Section 10 may cause irreparable damage to the Company and its Affiliates, the extent of which may be difficult to ascertain, and that the award of damages may not be adequate relief. The Participant agrees that, in the event of a breach or threatened breach of any covenant contained in this Section 10, the Company may institute an action to compel the specific performance of such covenants, and that such remedy shall be cumulative, not exclusive, and shall be in addition to any other available remedies.

The Participant recognizes and understands that the Participant has acquired and/or shall acquire during the Participant’s employment with the Company and/or its Affiliates a considerable amount of confidential and proprietary information with respect to the business of the Company and its Affiliates, which confidential and proprietary information is very valuable to the Company and would be extremely detrimental to the Company if disclosed or used by the Participant other than in the performance of the Participant’s duties as an employee of the Company and/or its Affiliates. The Participant further acknowledges that the employees of the Company and its Affiliates are an integral part of the Company’s business and, thus, it is important for the Company and its Affiliates to use their maximum efforts to prevent the loss of such employees.

11. Effect of Plan:	The RSUs are subject in all cases to the terms and conditions set forth in the Plan, which are incorporated into and made a part of this Award Agreement. In the event of a conflict between the terms of the Plan and the terms of this Award Agreement, the terms of the Plan will govern. All capitalized terms that are used in this Award Agreement but are not defined in this Award Agreement shall have the meanings ascribed to such terms in the Plan.

12. Acknowledgment:	By signing below, the Participant acknowledges and agrees that the RSUs are subject to all of the terms and conditions of the Plan and this Award Agreement.

13. Counterparts:	This Award Agreement may be signed in counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

                    PARTICIPANT

                    ________________________________________

                    Printed Name: ____________________________

                    Date: ___________________________________

                    M/I HOMES, INC.

                    By: _____________________________________

                    Printed Name: ____________________________

                    Title: ____________________________________

                    Date: ____________________________________